UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 20, 2011

CALIPER LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32976	33-0675808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

68 Elm Street, Hopkinton, Massachusetts	01748
(Address of Principal Executive Offices)	(Zip Code)

(508) 435-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Caliper Life Sciences, Inc. announced the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and clearance under Germany’s Act against Restraints of Competition (which was granted on October 10, 2011), in connection with Caliper’s previously announced acquisition by PerkinElmer, Inc., pursuant to the Agreement and Plan of Merger dated as of September 7, 2011 (the “Merger Agreement”). Completion of the transaction remains subject to the satisfaction of certain conditions, including approval of the stockholders of Caliper. A special meeting of the Caliper stockholders will be held on November 7, 2011 to adopt the Merger Agreement.

Important additional information filed with the SEC and distributed to shareholders of Caliper Life Sciences.

Caliper Life Sciences has filed with the SEC and mailed to its shareholders a Definitive Proxy Statement on Schedule 14A pursuant to Section 14(a) of the Exchange Act in connection with the transaction.

This document contains important information about PerkinElmer, Inc., Caliper Life Sciences, the transaction and other related matters. Caliper Life Sciences’ investors and security holders are urged to read this document carefully.

Caliper Life Sciences’ investors and security holders may obtain free copies of the Definitive Proxy Statement and other documents filed with the SEC by Caliper Life Sciences through the web site maintained by the SEC at www.sec.gov.

Caliper Life Sciences and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Caliper Life Sciences’ directors and executive officers is contained in Caliper Life Sciences’ Form 10-K for the year ended December 31, 2010 and its proxy statement dated April 26, 2011, which are filed with the SEC. Caliper Life Sciences’ proxy statement dated April 26, 2011 also contains information regarding the beneficial ownership of Caliper Life Sciences stock by Caliper Life Sciences’ directors and executive officers. In addition, outstanding stock options and restricted stock units held by directors, executive officers and other employees of Caliper Life Sciences will be accelerated in connection with the transactions contemplated by the Merger Agreement. A more complete description is available in the Definitive Proxy Statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALIPER LIFE SCIENCES, INC.

Date: October 21, 2011	By:	/s/ Peter F. McAree
	Name:	Peter F. McAree
	Title:	Senior Vice President and Chief Financial Officer